Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 12, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of GPGI, Inc., formerly, CompoSecure, Inc., on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of GPGI, Inc. on Forms S-3 (File No.333-292706, 333-262341 and 333-282228) and Forms S-8 (File No. 333-288316, 333-281483, 333-273982 and 333-263617).
/s/ GRANT THORNTON LLP
New York, New York
March 12, 2026